EXHIBIT 10.1

Kindcard, Inc.

Yamato Road, #100

Boca Raton, Florida 33431

September 15, 2023

RMR Management Group LLC

Attn: Michael Rosen

Re: Debt Settlement

Dear Mr. Rosen:

Effective September 15, 2023, it is hereby acknowledged by RMR Management Group LLC ("Holder"), and Kindcard, Inc. (the "Company") that Holder previously loaned to the Company an aggregate amount of $296,497.87 which has a current outstanding balance of 296,497.87 (collectively, the "Loan") which such Loan amount includes principal and interest. By executing this letter, the parties agree to settle the Loan owed to Holder by the Company through the issuance of a 1% Convertible Promissory Note (the "Note") in the amount of $296,497.87, which such Note is convertible at Holder’s option into shares of common stock of the Company at a per share conversion price of at $0.01. The concurrent execution of this letter agreement by the parties and execution and issuance of the Note by the Company to Holder will be in full and final settlement of the Loan owed to Holder by the Company and all agreements and contracts between the parties related to the Loan shall be terminated.

In consideration for Holder's receipt of the Note and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holder, on its own behalf and on behalf of any entities which are controlled by Holder, does, in connection with the Loan, hereby release and discharge the Company and each of its respective officers, directors, affiliates, agents, counsel, employees vendors, investors, and subsidiaries and its respective administrators, successors and assigns from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims, compensation and demands whatsoever, in law, admiralty or equity which against them or any of them Holder and its affiliates, executors, administrators, successors and assigns ever had, now have or may in the future can, shall or may have against the Company and affiliate of them in connection with the Loan, for, upon or by reason or any matter, cause or thing whatsoever from the beginning of the world to the date of this release.

We kindly request that Holder execute this letter below indicating that Holder agrees with the above and acknowledging that Holder (i) is an accredited investor as such term is defined under Rule 501 under Regulation D of the Securities Act of 1933, as amended, (ii) is sufficiently experienced in business and financial matters to evaluate the merits and risks of this transaction, (iii) acknowledges that acquiring the Note involves a high degree of risk, are aware of the risks and further acknowledges that it can bear the economic risk of the Note including the total loss of the investment and (iv) has received answers from management regarding all questions relating to the Company and its acquisition of the Note.

Sincerely,

Kindcard, Inc.

By:	/s/ Michael Rosen
Name: Michael Rosen
Title: CEO and Director

AGREED AND ACKNOWLEDGED:
RMR Management Group LLC

By:	/s/ Michael Rosen
Name: Michael Rosen
Title: Managing Member

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